EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                 For the Years Ended December 31, 2000 and 1999


                                                2000 (Note 1)                    1999
                                          Basic EPS      Diluted EPS     Basic EPS      Diluted EPS

Net income                               $    95,300    $    95,300    ($  232,500)    ($  232,500)

Add assumed interest savings on debt,
   Net of tax effect                     $        --    $        --    $        --     $        --
                                         -----------    -----------    -----------     -----------



Adjusted net income                      $    95,300    $    95,300    ($  232,500)    ($  232,500)
                                         ===========    ===========    ===========     ===========

Weighted average number of
   Common shares outstanding               2,044,700      2,044,700      1,681,000       1,681,000

Dilutive effect of common stock
  Options and warrants                            --        737,000             --              --
                                         -----------    -----------    -----------     -----------
Weighted average common shares
   used in EPS calculation                 2,044,700      2,781,700      1,681,000       1,681,000
                                         ===========    ===========    ===========     ===========


Earnings per share                       $       .05    $       .03    $     (0.14)    $     (0.14)
                                         ===========    ===========    ===========     ===========



Note 1: Common Shares Equivalents were not considered in the diluted earnings per share calculation for 1999 because their effect would have been anti-dilutive.